UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2010

Commission file number 001-16111

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-829-8234

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the flowing provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 7, 2010, Global Payments Inc., (the “Company”), entered into a new, unsecured five-year, $600 million revolving credit facility (the “Corporate Credit Facility”) with a syndicate of financial institutions. The facility expires in December 2015 and has a variable interest rate based on a market short-term interest rate plus a leverage based margin. In addition, the Corporate Credit Facility allows the Company to expand the facility size to $750 million by requesting additional commitments from new or existing lenders. The Corporate Credit Facility contains certain financial and non-financial covenants and events of default customary for financings of this nature.

The Company intends to use the Corporate Credit Facility, to support strategic growth initiatives and for general corporate purposes. In addition, the company will use approximately $150 million of the new facility to pay down existing term loan debt.

The description above is a summary and is qualified in its entirety in the text of the Corporate Credit Facility agreement attached hereto as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement

In conjunction with its entry into the Corporate Credit Facility on December 7, 2010, the Company has terminated its former United States credit facility which is due to expire in November 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) The information set forth above in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into Item 2.03(a) by reference.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

10.1	Credit Agreement dated as of December 7, 2010

99.1	Press Release dated December 7, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Payments Inc.
(Registrant)

Date: December 7, 2010	By:	/s/ David E. Mangum
David E. Mangum
Chief Financial Officer